Exhibit 99.1

NEWS RELEASE

June 1, 2009

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Declares Dividend

TORRANCE, CALIF. — (BUSINESS WIRE) — June 1, 2009 — Farmer Bros. Co. (Nasdaq: FARM) announced that on May 28, 2009 its Board of Directors declared a regular dividend of $0.115 per share, payable on August 10, 2009 to stockholders of record on July 24, 2009.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 mainland states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Contacts:

Jim Lucas / Sydney Rosencranz

Abernathy MacGregor Group   213-630-6550